EXHIBIT 99.1

WESTERN GAS ANNOUNCES ACQUISITION AND 2015 OUTLOOK

HOUSTON, March 3, 2015 – Western Gas Partners, LP (NYSE: WES) (“WES” or the “Partnership”) today announced that it has acquired Anadarko’s 50% interest in the Delaware Basin JV gathering system. The Partnership paid no consideration at closing, but agreed to make a future payment on March 31, 2020 equal to eight times the average of the asset’s 2018 and 2019 earnings before interest, taxes, depreciation and amortization (“EBITDA”), less the capital expenditures incurred by WES from the closing date through February 29, 2020. Based on its current forecast of the asset’s performance and capital needs, the Partnership currently estimates the future payment will be $283 million.
“This immediately accretive acquisition is another step towards the consolidation of our significant Delaware Basin position,” said Chief Executive Officer Don Sinclair. “We will benefit from the asset’s strategic position, the world-class resources in the Delaware Basin, and the addition of a 100% fee-based asset into our portfolio. Furthermore, the flexible financing structure assists us in maintaining our growth targets in a challenging environment.”
In conjunction with the acquisition, Anadarko has amended its existing gathering agreement with DBJV to extend the term to December 31, 2024. Gathering rates are determined using a cost-of-service methodology under which DBJV earns a targeted rate of return of 18% over the life of the agreement. The Partnership estimates that the net present value of the purchase price payment is $176 million and that the asset will generate $15 to $25 million of EBITDA in 2015.

The terms of the acquisition were approved by the board of directors of the Partnership's general partner and by the board's special committee, which is comprised entirely of independent directors. The special committee engaged Evercore Partners to act as its financial advisor and Bracewell & Giuliani LLP to act as its legal advisor.
2015 OUTLOOK
WES and Western Gas Equity Partners, LP (NYSE: WGP) (“WGP”) also announced their 2015 outlook. Key highlights include:

•	Adjusted EBITDA of $725-775 million

•	Total capital expenditures (including equity investments but excluding acquisitions) of $675-745 million

•	Maintenance capital equal to 8-11% of Adjusted EBITDA

•	WES distribution growth of no less than 15%

•	WGP distribution growth of no less than 30%

“We believe 2015 will be extremely challenging for our industry, but the support of Anadarko will enable us to generate consistent growth,” said Sinclair. “The anticipated size of our capital program is approximately equal to 2014, and we expect to see additional projects materialize once commodity prices improve from current levels.”
The 2015 outlook includes:

•	Full-year results from the DBJV acquisition

•	If necessary, an acquisition from Anadarko in the second half of 2015

•	Assumed Lancaster Train II start-up in June 2015

CONFERENCE CALL TOMORROW AT 7 A.M. CST
WES and WGP will host a joint conference call on Wednesday, March 4, 2015, at 7:00 a.m. Central Standard Time (8:00 a.m. Eastern Standard Time) to discuss the 2015 outlook. To participate via telephone, please dial 866.825.1709 and enter participant code 24435275. Please call in 10 minutes prior to the scheduled start time. To access the live audio webcast of the conference call and slide presentation, please visit www.westerngas.com. A replay of the call will also be available on the website for approximately two weeks following the conference call.
Western Gas Partners, LP (“WES”) is a growth-oriented Delaware master limited partnership formed by Anadarko Petroleum Corporation to own, operate, acquire and develop midstream energy assets. With midstream assets in the Rocky Mountains, the Mid-Continent, north-central Pennsylvania and Texas, WES is engaged in the business of gathering, processing, compressing, treating and transporting natural gas, condensate, natural gas liquids and crude oil for Anadarko and other producers and customers.

Western Gas Equity Partners, LP (“WGP”) is a Delaware master limited partnership formed by Anadarko to own the following types of interests in WES: (i) the general partner interest and all of the incentive distribution rights in WES, both owned through WGP’s 100% ownership of WES’s general partner, and (ii) a significant limited partner interest in WES.

For more information about Western Gas Partners, LP and Western Gas Equity Partners, LP, please visit www.westerngas.com.

This news release contains forward-looking statements. Western Gas Partners and Western Gas Equity Partners believe that their expectations are based on reasonable assumptions. No assurance, however, can be given that such expectations will prove to have been correct. A number of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this news release. These factors include the ability to meet financial guidance or distribution growth expectations; the ability to safely and efficiently operate WES’s assets; the ability to obtain new sources of natural gas supplies; the effect of fluctuations in commodity prices and the demand for natural gas and related products; the ability to meet projected in-service dates for capital growth projects; construction costs or capital expenditures exceeding estimated or budgeted costs or expenditures; the ability to close and realize the expected benefits from the Nuevo acquisition; and the other factors described in the “Risk Factors” sections of WES’s and WGP’s most recent Forms 10-K filed with the Securities and Exchange Commission and in their other public filings and press releases. Western Gas Partners and Western Gas Equity Partners undertake no obligation to publicly update or revise any forward-looking statements.

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WESTERN GAS CONTACT
Benjamin Fink, CFA
SVP, Chief Financial Officer and Treasurer
832.636.6010
benjamin.fink@westerngas.com

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